Exhibit 1.1

FOR IMMEDIATE RELEASE:

October 15, 2001

AMERICAN SPECTRUM REALTY, INC. ANNOUNCES CLOSING
OF CONSOLIDATION TRANSACTION

Santa Ana, CA, October 15, 2001 - American Spectrum Realty, Inc. announced today that the limited partners in each of the Nooney and Sierra limited partnerships have approved the consolidation transaction with American Spectrum Realty, Inc. pursuant to the Prospectus/Consent Solicitation Statement dated August 8, 2001.  The Nooney and Sierra limited partnerships are: Sierra Pacific Development Fund, Sierra Pacific Pension Investors '84, Sierra Pacific Development Fund II, Nooney Income Fund Ltd. L.P., Sierra Pacific Development Fund III, Nooney Income Fund Ltd., II, L.P., Sierra Pacific Institutional Properties V and Nooney Real Property Investors-Two, L.P.

The closing of the Consolidation is effective October 15, 2001.  Pursuant to the consolidation, American Spectrum is acquiring all of the assets of the Nooney and Sierra limited partnerships and certain assets of CGS Real Estate Company, Inc. and its affiliates.  Certain formalities with respect to the consolidation will be completed after October 15, 2001, including sending stock certificates for American Spectrum shares to the partners of the Nooney and Sierra limited partnerships.  Trading of the American Spectrum shares on the American Stock Exchange will be under the symbol “AQQ”.